EXHIBIT 10.1

July 27, 2006

Philippe Sanchez

Photoworks

71 Columbia Street

Seattle, Washington

Dear Philippe,

I received your letter of resignation and confirm the board has accepted your decision to resign effective immediately. We are pleased that you have decided to remain on the board to provide continuity as we transition to the next phase of growth and development at Photoworks.

As we discussed, the terms of your separation are as follows:

1.	The company will continue your salary until Jan-31, 2007.
2.	The company will continue to provide benefits until Jan-31, 2007 including medical, dental, vision and life insurance.
3.	If the company pays a performance bonus this year, you will be eligible to participate.
4.	Your options will continue to vest until Jan-31, 2007 after which you will have ninety days to exercise them according to the company’s stock option plan policy.

On behalf of the board of directors, I want to express our gratitude for the turn around accomplished under your guidance. I want to wish you the best of luck and success in all future endeavors and if there is anything I can do to assist you going forward please don’t hesitate to contact me.

Sincerely,

/s/ Joseph W. Waechter

Joseph W. Waechter

Chairman

Cc: Wade Pfeiffer